Exhibit 99.1

Antero Resources Fourth Quarter 2014 Operations and Hedge Update

DENVER, Colorado, January 14, 2015—Antero Resources (NYSE: AR) (“Antero” or the “Company”) announced today fourth quarter 2014 operational highlights and an update on its commodity hedge position.

•                  Fourth quarter 2014 average net daily gas equivalent production was 1,265 MMcfe/d, an 87% increase over the prior year quarter and a 17% increase sequentially

•                  Fourth quarter 2014 average net daily liquids production was 30,400 Bbl/d, a 172% increase over the prior year quarter and a 22% increase sequentially

•                  Realized natural gas price before hedging averaged $3.66 per Mcf, a $0.34 negative differential to Nymex

•                  Realized natural gas price after hedging averaged $4.39 per Mcf, a $0.39 positive differential to Nymex

•                  Realized natural gas equivalent price including NGLs, oil and hedges averaged $4.68 per Mcfe

•                  Four-well Wagner Pad in the Marcellus Shale had a combined 59 MMcfe/d peak 30-day sales rate (14% liquids while rejecting ethane)

•                  Four-well Urban Pad in the Utica Shale, drilled on 750-foot interlateral spacing, had a combined 74 MMcfe/d peak 30-day sales rate (16% liquids while rejecting ethane)

•                  Increased hedge portfolio to 1.8 Tcfe of future natural gas equivalent production at an average index price of $4.43 per MMBtu

Operating Update

All operational figures are as of the date of this release unless otherwise noted.

Antero’s net daily production for the fourth quarter of 2014 averaged 1,265 MMcfe/d, including 30,400 Bbl/d of liquids (14% liquids).  Fourth quarter 2014 production represents an organic production growth rate of 87% and 17% from the fourth quarter of 2013 and third quarter of 2014, respectively.  Liquids production for the fourth quarter of 2014 represents an organic production growth rate of 172% and 22% from the fourth quarter of 2013 and third quarter of 2014, respectively. The Company has now completed and placed on line a combined 415 horizontal wells in the Marcellus and Utica Shale plays since commencing drilling operations in Appalachia in 2009.

Antero’s net daily production for 2014 averaged 1,007 MMcfe/d, an increase of 93% from the prior year.  Net production was comprised of 869 MMcf/d of natural gas (86%), 19,500 Bbl/d of NGLs (12%) and 3,600 Bbl/d of crude oil (2%).  2014 net liquids production of 23,100 Bbl/d increased 259% over the prior year.

Antero’s average realized natural gas price before hedging for the fourth quarter of 2014 was $3.66 per Mcf, a $0.34 negative differential to the Nymex average price for the period.  Approximately 64% of Antero’s fourth quarter 2014 natural gas production was sold and priced at favorable price indices including TCO, Chicago and Nymex.  This compares to 59% of Antero’s third quarter 2014 production that was sold at favorable price indices.

During the fourth quarter, Antero’s firm capacity on the Rockies Express Pipeline (“REX”), which enables Antero to access the currently favorable Chicago market, increased to 375,000 MMBtu/d from 250,000 MMBtu/d and will further increase to 600,000 MMBtu/d in mid-January 2015.  Additionally, Antero’s firm capacity on Columbia, accessing the TCO market pool, increased to 582,000 MMBtu/d of firm capacity in November 2014 from 368,000 MMBtu/d.  As previously disclosed, of the 582,000 MMBtu/d of firm capacity on Columbia, Antero has the ability to utilize 530,000 MMBtu/d of firm capacity to the Gulf Coast markets at the CGTLA index.  This firm capacity to the Gulf Coast has not been utilized to date due to the strength of TCO index pricing relative to the CGTLA index less variable transportation costs.

Antero’s average realized natural gas price after hedging for the fourth quarter of 2014 was $4.39 per Mcf, a $0.39 positive differential to the Nymex average price for the period.  For the fourth quarter of 2014, Antero realized a cash settled natural gas hedge gain of $73 million, or $0.73 per Mcf.  This cash settled natural gas hedge gain included $43 million associated with hedges at the Dominion South index, $25 million associated with hedges at the TCO index, and $6 million associated with hedges at Nymex.

Antero’s average realized C3+ natural gas liquid (NGL) price for the fourth quarter of 2014 was $33.41 per barrel, or approximately 46% of the Nymex WTI oil price average for the period.  Antero’s NGL barrels are comprised of propane, butane and heavier liquids, as ethane is rejected at the gas processing plant and sold in the natural gas stream.  Antero’s average realized oil price before hedges for the quarter was $59.85 per barrel, a $13.31 per barrel discount to the Nymex WTI price.  The Company’s average realized oil price after hedges for the quarter was $78.24 per barrel, a $5.08 per barrel premium to the Nymex WTI price.  The average all-in natural gas equivalent price, including NGLs, oil and hedge settlements, was $4.68 per Mcfe for the fourth quarter of 2014.

The following table details the components of average net sales volumes and average realized prices for the three months ended December 31, 2014:

	Three Months Ended December 31, 2014
Average Net Sales Volumes	Gas (MMcf/d)	Oil (Bbls/d)	C3+ NGLs (Bbls/d)	Combined Gas Equivalent (MMcfe/d)
	1,082	3,273	27,174	1,265

Average Realized Prices	Gas ($/Mcf)	Oil ($/Bbl)	C3+ NGLs ($/Bbl)	Combined Gas Equivalent ($/Mcfe)

Average realized price before cash settled hedges	$3.66	$59.85	$33.41	$4.00
Cash settled hedges	0.73	18.39	—	0.68
Average realized price after cash settled hedges	$4.39	$78.24	$33.41	$4.68
Nymex average price	$4.00	$73.16		$4.00
Positive differential to Nymex	$0.39	$5.08		$0.68

Commenting on product pricing, Glen Warren, President and Chief Financial Officer, said “Despite a decline in commodity prices during the quarter, our attractive hedge and firm transportation portfolios resulted in a realized $0.39 per Mcf premium to Nymex for our natural gas production during the quarter.  Further, we realized a $0.68 per Mcfe premium to Nymex on a gas equivalent basis for our combined natural gas, NGL and oil production including hedges during the quarter due to our growing liquids production.”

Commenting on production and hedges, Paul Rady, Chairman of the Board and CEO said, “Our net daily production for the quarter averaged 1,265 MMcfe/d including over 30,400 of liquids, or 14% of total volumes, establishing a new company record.  For the year, we averaged 1,007 MMcfe/d, which exceeded the midpoint of our 2014 annual production guidance.  We expect to continue our production growth momentum into 2015 and have assembled a strong hedge position to maximize price realizations.  We have increased our hedges to cover approximately 90% of expected 2015 natural gas equivalent production at an average index price of $4.42/MMbtu.  During this past quarter, we reacted to the declining commodity price environment and moved to protect our 2015 and 2016 cash flows by adding to our hedge book, which had a mark-to-market value of $1.6 billion at year-end 2014.  As part of this strategy, we put on our first ever propane hedges, at relatively attractive pricing, in order to eliminate virtually all of our 2015 propane price exposure.”

Marcellus Shale —Antero utilized shorter stage length (SSL) completions on virtually all of its 136 horizontal Marcellus wells completed and placed on line during 2014.  Of the 136 wells completed in 2014 utilizing SSL completions, 126 have been on line for more than 30 days and had an average 30-day rate of 13.1 MMcfe/d while rejecting ethane (15% liquids).  The average lateral length for the 136 wells was approximately 8,050 feet.

Production rates from SSL wells continue to exhibit a 20% to 30% improvement as compared to the non-SSL type curve.  The average well cost for an SSL well, defined as a well with an average stage length less than 225 feet, is approximately 10% to 15% higher than a comparable non-SSL well with an average stage length of 350 feet.

During the fourth quarter, Antero placed on line the four-well Wagner Pad which had a combined 59 MMcfe/d peak 30-day sales rate with 1175 Btu gas while rejecting ethane (14% liquids).  These strong 30-day rates are supportive of the continued transition of Antero’s development program into the more liquids rich areas of its Marcellus leasehold position utilizing SSL completions.

Marcellus Processing Update

During the fourth quarter of 2014, MarkWest Energy Partners placed into service Sherwood 5, a 200 MMcf/d cryogenic processing plant located in Doddridge County, West Virginia. The addition of this plant has increased Antero’s firm cryogenic processing capacity in the Marcellus to a total of 950 MMcf/d.

Utica Shale —Antero completed and placed on line 41 wells in the Utica Shale during 2014.  All of the 41 wells completed in 2014 have been on line for more than 30 days and had an average 30-day rate of 18.5 MMcfe/d while rejecting ethane (44% liquids).  The average lateral length for the 41 wells was approximately 8,020 feet.

During the fourth quarter, Antero placed on line the four-well Urban Pad which had a combined 74 MMcfe/d peak 30-day sales rate with 1195 Btu gas while rejecting ethane (16% liquids).  All four wells on the pad were drilled on 750-foot interlateral spacing.

Utica Shale Acquisition

In December 2014, Antero closed on an acquisition of approximately 12,000 net acres in the Utica Shale play for approximately $240 million.  The acreage is primarily located in the core of the Utica Shale dry gas regime in Monroe County, Ohio.  In addition to the undeveloped acreage, the acquisition included producing properties with approximately 20 MMcfe/d of current net production from five horizontal wells and an eight mile 12-inch high pressure gathering pipeline.  The acquired producing wells contributed approximately 6 MMcfe/d to fourth quarter 2014 net equivalent production. Through this transaction, Antero has identified an additional 115 gross drilling locations in the Utica Shale dry gas regime and expects to add approximately 29 Bcf and 1.0 Tcf of proved and 3P reserves, respectively.  Additionally, at June 30, 2014 SEC prices, these locations had approximately $560 million of PV-10 value.  The transaction was funded using borrowings under the Company’s credit facility.

Cove Point LNG Update

In June 2014, Antero signed a firm sales agreement with WGL Midstream, a subsidiary of WGL Holdings, LLC, for the sale of 200,000 MMBtu/d of natural gas at TCO pricing plus 200,000 MMBtu/d of natural gas at TCO based pricing during the peak winter months and Nymex based pricing during the remainder of the year.  Upon the in-service date of the Cove Point LNG export facility, the aforementioned 200,000 MMBtu/d of firm sales at full year TCO based pricing will convert to 330,000 MMBtu/d of firm sales at Nymex based pricing.

Hedge Position

Antero currently has hedged 1.8 Tcfe of future natural gas equivalent production using fixed price swaps covering the period from January 1, 2015 through December 31, 2020 at an average index price of $4.43 per MMBtu. Since the last hedge update included in the third quarter 2014 operations release dated October 14, 2014, Antero has added the following hedges to its position:

Period	2015	2016	2020

Nymex Henry Hub:
Volume (MMBtu/d)	500,000	290,000	100,000
Price ($/MMBtu)	$3.75	$3.92	$4.24

Nymex WTI:
Volume (Bbl/d)	3,000	—	—
Price ($/Bbl)	$64.58	—	—

Propane MB:
Volume (Bbl/d)	23,000	—	—
Price ($/Gallon)	$0.61	—	—

The following table summarizes Antero’s hedge positions held as of January 13, 2015:

Period	Natural Gas MMBtu/d	Average Index price ($/MMBtu)	Liquids Bbl/d	Average Index price

1Q 2015:
TCO	120,000	$5.13	—	—
Nymex HH	770,000	$4.05	—	—
Dom South	230,000	$5.78	—	—
CGTLA	40,000	$4.13	—	—
Nymex WTI ($/Bbl)	—	—	3,000	$63.55
Propane MB ($/Gallon)	—	—	23,000	$0.60
1Q 2015 Total	1,160,000	$4.51	26,000	—

2Q 2015:
TCO	120,000	$4.86	—	—
Nymex HH	770,000	$3.75	—	—
Dom South	230,000	$5.41	—	—
CGTLA	40,000	$3.86	—	—
Nymex WTI ($/Bbl)	—	—	3,000	$64.21
Propane MB ($/Gallon)	—	—	23,000	$0.60
2Q 2015 Total	1,160,000	$4.20	26,000	—

3Q 2015:
TCO	120,000	$4.93	—	—
Nymex HH	770,000	$3.79	—	—
Dom South	230,000	$5.48	—	—
CGTLA	40,000	$3.93	—	—
Nymex WTI ($/Bbl)	—	—	3,000	$64.84
Propane MB ($/Gallon)	—	—	23,000	$0.62
3Q 2015 Total	1,160,000	$4.25	26,000	—

4Q 2015:
TCO	120,000	$5.14	—	—
Nymex HH	770,000	$3.92	—	—
Dom South	230,000	$5.74	—	—
CGTLA	40,000	$4.09	—	—
Nymex WTI ($/Bbl)	—	—	3,000	$65.67
Propane MB ($/Gallon)	—	—	23,000	$0.64
4Q 2015 Total	1,160,000	$4.41	26,000	—

2016:
TCO	60,000	$4.91	—	—
Nymex HH	440,000	$4.00	—	—
Dom South	272,500	$5.35	—	—
CGTLA	170,000	$4.09	—	—
2016 Total	942,500	$4.47	—	—

2017	780,000	$4.34	—	—
2018	1,072,500	$4.50	—	—
2019	817,500	$4.41	—	—
2020	100,000	$4.24	—	—

The company’s hedge position had a mark-to-market future cash flow value of approximately $1.6 billion based on future commodity prices as of December 31, 2014.

Approximately 66% of Antero’s 2015 natural gas financial hedge portfolio is made up of Nymex Henry Hub hedges and 34% is tied to Appalachian Basin or Gulf Coast indices.  Antero has the ability to physically deliver a substantial portion of its natural gas production through direct firm transportation to CGTLA near Henry, Louisiana, the index for Nymex Henry Hub pricing, essentially eliminating basis risk on the Company’s Nymex Henry Hub hedges.  Antero has 10 different counterparties to its hedge contracts, all of which are lenders in the Company’s bank credit facility.

Additionally, Antero has hedged 273 Bcf of basis on future production using fixed price TCO basis swaps covering the period from January 1, 2015 through December 31, 2017 at an average basis differential of $0.39/MMbtu.

Antero Fourth Quarter and Full Year 2014 Earnings Release and Call

Antero plans to issue its fourth quarter and full year 2014 earnings release on Wednesday, February 25, 2015, after the close of trading on the New York Stock Exchange.

A conference call is scheduled on Thursday, February 26, 2015, at 9:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 866-605-3851 (Canada), or 412-902-4229 (International) and reference passcode 10058992. A telephone replay of the call will be available until Thursday, March 5, 2015, at 9:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the same passcode.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Thursday, March 5, 2015, at 9:00 am MT.

Non-GAAP Disclosure

PV-10 is a non-GAAP financial measure as defined by the SEC.  Antero believes that the presentation of PV-10 is relevant and useful to the Company’s investors because it presents the discounted future net cash flows attributable to Antero’s reserves prior to taking into account corporate future income taxes and the Company’s current tax structure.  Antero further believes investors and creditors use PV-10 as a basis for comparison of the relative size and value of Antero’s reserves as compared with other companies.  With respect to PV-10 calculated as of an interim date, it is not practical to calculate the taxes for the related interim period because GAAP does not provide for disclosure of standardized measure on an interim basis.

Presentation

An updated presentation has been posted to the Company’s website to reflect and support information contained in this release.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2013.

The SEC permits oil and gas companies to disclose probable and possible reserves in their filings with the SEC.  Antero does not plan to include probable and possible reserve estimates in its filings with the SEC.  Antero has provided internally generated estimates that have not been reviewed or audited by its third party reserve engineer in this release.  Antero’s estimate of proved, probable and possible reserves is provided in this release because management believes it is useful information that is widely used by the investment community in the valuation, comparison and analysis of companies.  However, the Company notes that the SEC prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.